NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REPRESENTATIONS AND AGREEMENTS MADE TO THE RECORD HOLDER HEREOF SET FORTH IN THIS WARRANT.


                          COMMON STOCK PURCHASE WARRANT

                                   in favor of

                            MU & KANG CONSULTANTS LLC


                                                          DATE: JANUARY 15, 1999

WARRANT NO.   1-99                                       10,000 Shares of Common
                                                               Stock of TTR Inc.


         FOR VALUE RECEIVED, TTR INC., a Delaware company (the "Company"), hereby grants to MU & KANG CONSULTANTS LLC (the "Holder"), the right to purchase, subject to the terms and conditions hereof, 10,000 fully paid and non-assessable shares of Common Stock of the Company, par value $0.001, (the "Shares"). The purchase price for each Share purchased pursuant to this Warrant shall be equal to $1.75, subject to the terms hereof. Hereinafter, (i) such Shares, together with any other equity security which may be issued by the Company in substitution therefor, are referred to as the "Shares"; (ii) the shares purchasable hereunder are referred to as the "Warrant Shares"; (iii) and the price payable hereunder for each of the Warrant Shares, as adjusted in the manner set froth hereinafter, is referred to as the "Per Share Warrant Price"; and (iv) this warrant and all warrants hereafter issued in exchange or substitution for this Warrant are referred to as the "Warrants". The Per Share Warrant Price and the number of Warrant Shares are subject to adjustment as hereinafter provided.

1. Warrant Period; Exercise of Warrant

         1.1 This Warrant may be exercised in whole only once at any time commencing 9:00 a.m., New York City time, on the date set forth above through the third anniversary thereof (the "Warrant Period") by the surrender of this Warrant (with a duly executed exercise form in the form attached at the end hereof as Exhibit A) at the principal office of the Company, together with the proper payment of the Per Share Warrant Price times the number of Warrant Shares.

         1.2 Upon surrender of this warrant and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered to Warrant holder, a certificate or certificates for the number of Warrant Shares being purchased, and such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of the such Shares as of the close of business on the date of the surrender of the Warrant and payment of the Per Share Warrant Price.

         1.3 Any stamp tax attributable to the issuance of the Shares shall be borne solely by Holder.

2. Representations and Warranties

         2.1 The Holder (i) represents, warrants, covenants and agrees that the Warrant and the underlying Warrant Shares are being acquired by the Holder for the Holder's own account, for investment purposes only, and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part of the Warrant or the underlying Warrant Shares thereof; (ii) understands (x) that if it should thereafter decide to dispose of such Warrant or Warrant Shares (which it does not contemplate at such time) it may do so only in compliance with the Securities Act of 1933, as amended (the "Securities Act"), (y) this Warrant and the Warrant Shares are not registered under the Securities Act nor does the Company have any obligation to register this Warrant and the Warrant Shares (except as provided in paragraph 3 below) and (z) that it is unlikely that Rule 144 adopted by the Securities and Exchange Commission will be applicable to permit sales of this Warrant and the Warrant Shares in reliance thereon; and
(iii) acknowledges that, as of the date hereof, it has been given a full opportunity to ask questions of and to receive answers from the Company concerning this Warrant and the Warrant Shares and the business of the Company and to obtain such information as it desired in order to evaluate the acquisition of this Warrant and the Warrant Shares, and all questions have been answered to its full satisfaction.

3. Reservation of Shares.

          The Company has reserved, and shall at all times so long as any Warrant remains outstanding, keep reserved, out of its authorized and unissued capital stock, such number of shares of Common Stock, par value $0.001, as shall be subject to purchase under the Warrant.

4. Limited Transfer

         4.1 The Company may treat the registered holder of record as the holder for all purposes.

         4.2 In no event shall the Company be obligated to effect any transfer of Warrants or Warrant Shares unless a registration statement is in effect with respect thereto under applicable state and Federal securities laws or unless the Company shall have received an opinion in substance reasonably satisfactory to it from counsel that such registration is not required. Unless registered, the Warrant Shares issued upon exercise of the Warrant shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A REGISTRATION STATEMENT. ACCORDINGLY, SUCH SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

5. Loss, etc. of Warrant

         Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

6. Notices

         Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when delivered personally or, if mailed, three days after the date of deposit, to each party at its address designated in writing by it to the other party.

9. Governing Law

         This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions.

         IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant to be executed as of the date first written above.



                                               TTR TECHNOLOGIES INC.



                                               By:    /s/ MARC TOKAYER
                                                      --------------------------
                                                          Marc. D. Tokayer
                                               Title:     President

                              ELECTION TO PURCHASE

TTR Inc.
[address]



         The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for and to purchase thereunder the full amount of shares represented thereby, and requests that certificates representing such shares be issued in the name of :


________________________________________________________________________________

___________________________________________________________
please print name, address and other pertinent information)


                                  Sincerely,